Exhibit 10.42

[APOLLO GLOBAL MANAGEMENT LETTERHEAD]

[Name]

[Address]

Dear [            ],

As previously discussed, attached hereto as Annex A is a summary of the terms (the “Term Sheet”) in connection with your service as a director of Apollo Global Management, LLC. This letter memorializes our agreement that this letter and the Term Sheet constitute a binding commitment on both parties. If you are in agreement with the foregoing, please so indicate by signing this letter where indicated below.

Very truly yours,

APOLLO GLOBAL MANAGEMENT, LLC

By:
Name:
Title:

Agreed to and accepted:

[ ]
Dated , 20

Annex A

Summary of Terms for Director of Apollo Global Management, LLC

Parties:	Company: Apollo Global Management, LLC, a Delaware limited liability company (the “Company”); and Director: [ ] (the “Director”).

Term:

The Director shall hold office until such time that such Director’s successor is duly elected and qualified, or until such Director’s death or removal from office.

For so long as the Apollo Group (as such term is defined in the Amended and Restated Limited Liability Company Agreement of the Company, dated as of July 13, 2007, the “Operating Agreement”) beneficially owns 10% or more of the voting power of the Company, the Director may be removed, with or without cause, by AGM Management, LLC, a Delaware limited liability company and sole manager of the Company (the “Manager”). In the event that the Apollo Group beneficially owns less than 10% of the outstanding voting power of the Company, the Director may be removed, with or without cause, at any time, by the affirmative vote of holders of 50% of the voting power of the Company, given at an annual meeting or at a special meeting of members of the Company called for that purpose.

The Director will be automatically removed from the board of directors (the “Board”) if such Director:

(i) resigns his office by writing delivered to the Board or the Manager;

(ii) is absent from meetings of the Board (such absence not being absence with leave or by arrangement with the Board or the Manager) for six months in succession and the Manager shall have resolved that his office shall be vacated; or

(iii) becomes prohibited by law from acting as a director.

Fees and Expenses:

$100,000 per year.

[$25,000 per year for serving as a member of the Audit Committee.][1]

[An additional $25,000 per year for serving as the Chairman of the Audit Committee.][1]

[$10,000 per year for serving as a member of the Conflicts Committee.][1]

[An additional $15,000 per year for serving as the Chairman of the Conflicts Committee.][1]

The Company shall reimburse to the Director all travel expenses reasonably incurred by such Director in the proper performance of his obligations under this letter, provided that he supplies receipts or other evidence of such expenditures.

The Director’s expenses may include legal fees if it is necessary in the furtherance of his duties for him to seek independent legal advice (provided that allegations of gross negligence or willful misconduct have not been finally determined against him), subject to him having first notified the Board. Any such payment by the Company is subject to any applicable restriction under Delaware law.

Equity Grant:	$[ ] in Restricted Share Units (“RSUs”) of the Company, subject to 3-year vesting, to be granted on the first date following the date hereof when the Company normally makes equity-based grants to employees.

[1]	To be included for directors serving in the applicable roles.

i

Duties, Time and Commitment:

Shall use reasonable best efforts to attend all convened meetings of the Board and, if requested by the Board or the Manager, meetings of the shareholders of the Company.

Duties of committee members will be as set forth in the committee charters and will include attendance of committee meetings.

During the continuance of the Director’s appointment, the Director will be expected to:

(i) faithfully, efficiently, competently and diligently perform his duties and exercise such powers as are appropriate to his role as a non-executive director;

(ii) in so far as reasonably possible, attend all meetings of the Board and of any committees of the Board of which he is a member;

(iii) promptly declare, so far as he is aware, the nature of any interest, whether direct or indirect, in any contract or proposed contract entered into by any member of the Company;

(iv) comply with all reasonable requests, instructions and regulations made or given by the Manager or the Board (or by any duly authorized committee thereof) and give to the Manager or the Board such explanations, information and assistance as the Manager or the Board may reasonably require;

(v) act in the best interests of the Company; and

(vi) use commercially reasonable efforts to promote and extend the interests and reputation of the Company, including assisting the Board in relation to public and corporate affairs and bringing to bear for the benefit of the Board the Director’s particular knowledge and experience.

Since the Director is to be classified as an independent director at the time of his appointment, the Director shall promptly inform the Board of any circumstances that would likely affect such independent status.

The Director shall inform the Board within 10 business days of the Director’s appointment of any held (indirect and indirect) personal interests which may conflict with the Company and its business.

Fiduciary Obligations:

The Company is governed by Delaware law.

The structure, practices and committees of the Board, including matters relating to the size, independence and composition of the Board, the election and removal of directors, requirements relating to Board action, the powers delegated to Board committees and the appointment of executive officers, are governed by the Company’s certificate of formation and Operating Agreement.

Confidential Information:

The Director agrees that both during and after his time as a director of the Company, the Director will not use for the Director’s own, or for another’s benefit, or disclose or permit the disclosure of any confidential information relating to the Company, including without limitation any information about the deliberations of the Board.

The restriction shall cease to apply to any confidential information which may (other than by reason of the Director’s breach of these terms) become available to the public generally.

The Director also agrees during his appointment that he will not, other than for the benefit of the Company

ii

and in connection with his service as a director, make any notes, memoranda, electronic records, tape records, films, photographs, plans, drawings or any form of record relating to any matter within the scope of the business or concerning the dealings or affairs of the Company and will return any such items at any time at the request of the Board or the Manager.

The Director confirms that he has notified the Board in writing of all other directorships, appointments and interests, including any directorship, appointment or interest in a company, business or undertaking which competes or is likely to compete with the Company or which could otherwise potentially give rise to a conflict with his duties with the Company (a “Competing Interest”).

The Director undertakes that during the term of the Director’s appointment, he will promptly disclose to the Board in writing any new directorship, appointment or interest.

Indemnification:	Under the Operating Agreement, the Company is required and shall indemnify, to the fullest extent permitted by law, the Director against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses, which shall be advanced by the Company to the fullest extent permitted by law prior to a final and non-appealable determination that the Director is not entitled to be indemnified), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which the Director may be involved, or is threatened to be involved, as a party or otherwise, by reason of his status or former status as a director whether arising from acts or omissions, except to the extent such indemnification claim is finally determined by a court of competent jurisdiction to arise out of the Director’s bad faith, fraud or willful misconduct. The Operating Agreement states that the provisions regarding indemnification of directors and officers are for the benefit of such directors and officers and their respective heirs, successors, assigns, executors and administrators.

Insurance:	The Company has an insurance policy under which the directors and officers of the Company are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under the policy in their respective capacities as directors or officers of the Company, including certain liabilities under securities laws.

Miscellaneous:	This letter does not create the relationship of employee and employer between the Director and the Company.

Governing Law and Jurisdiction:	This appointment and the terms hereunder are governed under the laws of Delaware. The Delaware courts have non-exclusive jurisdiction to settle any dispute and the parties submit to the non-exclusive jurisdiction of the Delaware courts.

Notices:	Any notice to be given under the terms of this letter shall, in the case of notice to the Company, be deemed to be given if left at or sent by first class post or facsimile transmission (in each case, addressed to the Chairman) to 9 West 57th Street, 43rd Floor, New York, NY, 10019, or in the case of notice to the Director, if handed to him personally or left at or sent by first class post or facsimile transmission to his last-known address. Any such notice shall be deemed to be given at the time of its delivery or dispatch by facsimile transmission or on the next following weekday (not being a public holiday) after it was posted.

iii